Exhibit 99.1

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES COMPLETION OF REFINANCING OF ITS SENIOR CREDIT FACILITY

TULSA, OK – December 21, 2005 — Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced that the Company has completed the refinancing of its Senior Credit Facility. The new facility consists of a three-year $40 million revolving loan commitment and a five-year $15 million term loan facility. The interest rates on the new facility initially range from LIBOR+3.5% or PRIME+2.0% on the revolver up to LIBOR+5.0% or PRIME+3.5% on the term, versus the 13.3% effective rate on the previous facility, and will vary in the future based in part upon the Company’s current total leverage. Prepayments of the term facility are required without penalty interest with 50% of any proceeds from the collection of the previously disclosed disputed contracts.

Michael Hall, president and chief executive officer of Matrix Service Company, said, “I am pleased that the final piece of the Company’s capital restructure has been successfully completed. By closing this senior facility transaction, we have effectively lowered our interest rates and eliminated any future fees associated with continuing under the previous senior facility.”

Matrix was also successful in receiving an extension of the waiver of the additional 5% interest on the remaining subordinated debt holders $25 million of convertible notes related to the Company’s failure to refinance the credit facility prior to September 30, 2005.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate”, “continues”, “expect”, “forecast”, “outlook”, “believe”, “estimate”, “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For More Information:	Investors:
Les Austin	Truc Nguyen
Vice President Finance and CFO	The Global Consulting Group
918-838-8822	646-284-9418
laustin@matrixservice.com	tnguyen@hfgcg.com

# # #